    Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Brian Hall, CFO
Phone: (574) 535-1125
E Mail: LCII@lci1.com

LCI INDUSTRIES REPORTS RECORD THIRD QUARTER REVENUE
Continued execution on operational initiatives drive growth

Third Quarter 2021 Highlights

•Net sales of $1.2 billion in the third quarter, an increase of 41% year-over-year
•Net income of $63.4 million, or $2.49 per diluted share, in the third quarter
•Adjusted EBITDA of $118.1 million in the third quarter
•North American RV OEM sales grew to $626.5 million in the third quarter, up 43% year-over-year, driven by record wholesale and retail demand for the quarter
•Adjacent Industries OEM sales grew to $280.6 million in the third quarter, up 55% year-over-year
•Aftermarket Segment sales grew to $219.0 million in the third quarter, up 18% year-over-year
•Net sales from acquisitions in 2020 and 2021 contributed a combined $79 million in the third quarter
•Content per travel trailer and fifth-wheel RV for the twelve months ended September 30, 2021, increased 10% year-over-year to $3,786
•Completed the acquisition of Furrion with $230 million of projected annual sales
•Quarterly dividend of $0.90 per share, totaling $22.7 million in the third quarter

Elkhart, Indiana - November 2, 2021 - LCI Industries (NYSE: LCII) which, through its wholly-owned subsidiary, Lippert Components, Inc. ("Lippert"), supplies a broad array of highly engineered components for the leading original equipment manufacturers ("OEMs") in the recreation and transportation product markets, and the related aftermarkets of those industries, today reported third quarter 2021 results.

"We posted strong results in the third quarter considering significant cost pressures related to raw materials, freight, and labor. Our teams have continued to do an excellent job in managing the ongoing supply chain challenges to drive organic growth while meeting commitments to our valued customers," commented Jason Lippert, LCI Industries' President and Chief Executive Officer. "We look forward to building on this progress with the addition of Furrion, which will further enhance our product innovation initiatives, while advancing our footprint into new markets, allowing us to become a more dynamic supplier in the recreation space globally."

"Historic levels of new consumers are continuing to take advantage of the outdoor lifestyle, and our Aftermarket business is poised to benefit from the repair, replacement, and upgrade cycles for the record number of RVs currently entering the market. We also remain focused on adding scalable capacity to meet this demand through new automation projects and other operational initiatives. These projects are designed to help us mitigate the impact of heightened material costs and labor constraints to maintain profitability," continued Lippert. "I am exceptionally proud of our performance this quarter and would like to thank the LCI team members for their dedication as we work to deliver value for shareholders."

"The integration of Furrion is well underway, and we are excited about the innovative product suite this acquisition brings. Our goal is to inject more resources into research, development, and innovation to introduce more great products to all of our markets," commented Ryan Smith, Group President - North America.

Third Quarter 2021 Results

Consolidated net sales for the third quarter of 2021 were $1.2 billion, an increase of 41 percent from 2020 third quarter net sales of $827.7 million. Net income in the third quarter of 2021 was $63.4 million, or $2.49 per diluted share, compared to net income of $68.3 million, or $2.70 per diluted share, in the third quarter of 2020. Adjusted EBITDA in the third quarter of 2021 was $118.1 million, compared to adjusted EBITDA of $119.4 million in the third quarter of 2020. Additional information regarding adjusted EBITDA, as well as a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, are provided in the "Supplementary Information - Reconciliation of Non-GAAP Measures" section below.

The increase in year-over-year net sales for the third quarter of 2021 was primarily driven by record RV retail demand and strong Aftermarket sales growth. Net sales from acquisitions completed in 2020 and 2021 contributed approximately $79 million in the third quarter of 2021.

The Company's average product content per travel trailer and fifth-wheel RV for the twelve months ended September 30, 2021, increased $358 to $3,786, compared to $3,428 for the twelve months ended September 30, 2020, adjusted to remove Furrion sales from prior periods. The content increase in towables was a result of organic growth, including new product introductions.

October 2021 Results

October 2021 consolidated net sales were approximately $441 million, up 52 percent from October 2020, as production increased significantly to meet elevated RV and marine retail demand.

Balance Sheet and Other Items

At September 30, 2021, the Company's cash and cash equivalents balance was $72.6 million, up from $51.8 million at December 31, 2020. The Company generated net cash flows from operations of $12.3 million and used $154.5 million for acquisitions, $73.9 million for capital expenditures, and $64.4 million for dividend payments to shareholders in the nine months ended September 30, 2021. Cash flows from operations were partially offset by strategic investments in working capital to support record demand and mitigate future supply chain disruptions.
The Company's outstanding long-term indebtedness, including current maturities, was $1.1 billion at September 30, 2021, and the Company remained in compliance with its debt covenants. The Company believes that its current liquidity is adequate to meet operating needs for the foreseeable future.

Conference Call & Webcast

LCI Industries will host a conference call to discuss its third quarter results on Tuesday, November 2, 2021, at 8:30 a.m. Eastern time, which may be accessed by dialing (877) 668-4883 for participants in the U.S./Canada or (825) 312-2360 for participants outside the U.S./Canada using the required conference ID 7996875. Due to the high volume of companies reporting earnings at this time, please be prepared for hold times of up to 15 minutes when dialing in to the call. In addition, an online, real-time webcast, as well as a supplemental earnings presentation, can be accessed on the Company's website, www.investors.lci1.com.

A replay of the conference call will be available for two weeks by dialing (800) 585-8367 for participants in the U.S./Canada or (416) 621-4642 for participants outside the U.S./Canada and referencing access code 7996875. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

About LCI Industries

LCI Industries, through its wholly-owned subsidiary, Lippert, supplies, domestically and internationally, a broad array of highly engineered components for the leading OEMs in the recreation and transportation product markets, consisting primarily of recreational vehicles and adjacent industries, including buses; trailers used to haul boats, livestock, equipment, and other cargo; trucks; boats; trains; manufactured homes; and modular housing. The

Company also supplies engineered components to the related aftermarkets of these industries, primarily by selling to retail dealers, wholesale distributors, and service centers. Lippert's products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen, and other products; vinyl, aluminum, and frameless windows; manual, electric, and hydraulic stabilizer and leveling systems; entry, luggage, patio, and ramp doors; furniture and mattresses; electric and manual entry steps; awnings and awning accessories; towing products; truck accessories; electronic components; appliances; air conditioners; televisions and sound systems; and other accessories. Additional information about Lippert and its products can be found at www.lippert.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's common stock, the impact of legal proceedings, and other matters. Statements in this press release that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), capital expenditures, tax rate, cash flow, financial condition, liquidity, retail and wholesale demand, integration of acquisitions, R&D investments, and industry trends, whenever they occur in this press release are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, the impacts of COVID-19, or other future pandemics, on the global economy and on the Company's customers, suppliers, employees, business and cash flows, pricing pressures due to domestic and foreign competition, costs and availability of, and tariffs on, raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, team member benefits, team member retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, other operational and financial risks related to conducting business internationally, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices and availability, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, and in the Company's subsequent filings with the Securities and Exchange Commission. Readers of this press release are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

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LCI INDUSTRIES
OPERATING RESULTS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Last Twelve
	2021	2020	2021	2020	Months
(In thousands, except per share amounts)

Net sales	$1,165,309	$827,729	$3,259,287	$2,013,164	$4,042,289
Cost of sales	913,728	606,290	2,508,318	1,504,378	3,094,016
Gross profit	251,581	221,439	750,969	508,786	948,273
Selling, general and administrative expenses	162,557	127,006	466,532	349,305	600,383
Operating profit	89,024	94,433	284,437	159,481	347,890
Interest expense, net	4,667	1,948	10,844	10,843	13,454
Income before income taxes	84,357	92,485	273,593	148,638	334,436
Provision for income taxes	20,956	24,138	68,183	38,891	80,333
Net income	$63,401	$68,347	$205,410	$109,747	$254,103

Net income per common share:
Basic	$2.51	$2.72	$8.14	$4.37	$10.07
Diluted	$2.49	$2.70	$8.10	$4.35	$10.01

Weighted average common shares outstanding:
Basic	25,286	25,162	25,247	25,125	25,233
Diluted	25,417	25,313	25,371	25,220	25,376

Depreciation and amortization	$28,941	$24,567	$80,211	$73,366	$104,825
Capital expenditures	$31,867	$14,114	$73,872	$28,663	$102,555

LCI INDUSTRIES
SEGMENT RESULTS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Last Twelve
	2021	2020	2021	2020	Months
(In thousands)
Net sales:
OEM Segment:
RV OEMs:
Travel trailers and fifth-wheels	$602,429	$417,050	$1,633,059	$936,676	$2,017,950
Motorhomes	63,259	44,441	193,105	107,241	243,960
Adjacent Industries OEMs	280,593	180,563	801,021	498,306	990,963
Total OEM Segment net sales	946,281	642,054	2,627,185	1,542,223	3,252,873
Aftermarket Segment:
Total Aftermarket Segment net sales	219,028	185,675	632,102	470,941	789,416
Total net sales	$1,165,309	$827,729	$3,259,287	$2,013,164	$4,042,289

Operating profit:
OEM Segment	$64,136	$65,533	$206,757	$110,485	$252,364
Aftermarket Segment (1)	24,888	28,900	77,680	48,996	95,526
Total operating profit	$89,024	$94,433	$284,437	$159,481	$347,890

Depreciation and amortization:
OEM Segment depreciation	$12,782	$11,911	$37,054	$35,460	$49,357
Aftermarket Segment depreciation	3,669	2,860	9,993	9,442	12,896
Total depreciation	$16,451	$14,771	$47,047	$44,902	$62,253

OEM Segment amortization	$8,632	$6,928	$22,877	$19,671	$29,531
Aftermarket Segment amortization	3,858	2,868	10,287	8,793	13,041
Total amortization	$12,490	$9,796	$33,164	$28,464	$42,572

(1) Results for the 2021 periods include a non-cash charge for inventory fair value step-up of $0.2 million for the third quarter and $0.8 million for the first nine months of 2021 related to Ranch Hand purchase accounting. Results for the 2020 periods include a non-cash charge for inventory fair value step-up of $0.4 million for the third quarter of 2020 and $7.3 million for the first nine months of 2020 related to CURT purchase accounting.

LCI INDUSTRIES
BALANCE SHEET INFORMATION
(unaudited)

	September 30,	December 31,
	2021	2020
(In thousands)

ASSETS
Current assets
Cash and cash equivalents	$72,615	$51,821
Accounts receivable, net of allowances of $7,454 and $5,642 at September 30, 2021 and December 31, 2020, respectively	394,766	268,625
Inventories, net	790,651	493,899
Prepaid expenses and other current assets	102,434	55,456
Total current assets	1,360,466	869,801
Fixed assets, net	421,053	387,218
Goodwill	568,885	454,728
Other intangible assets, net	518,300	420,885
Operating lease right-of-use assets	164,142	104,179
Other assets	55,339	61,220
Total assets	$3,088,185	$2,298,031

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term indebtedness	$74,311	$17,831
Accounts payable, trade	297,347	184,931
Current portion of operating lease obligations	28,751	25,432
Accrued expenses and other current liabilities	283,722	188,200
Total current liabilities	684,131	416,394
Long-term indebtedness	1,012,078	720,418
Operating lease obligations	143,839	82,707
Deferred taxes	56,309	53,833
Other long-term liabilities	160,688	116,353
Total liabilities	2,057,045	1,389,705
Total stockholders’ equity	1,031,140	908,326
Total liabilities and stockholders’ equity	$3,088,185	$2,298,031

LCI INDUSTRIES
SUMMARY OF CASH FLOWS
(unaudited)

	Nine Months Ended September 30,
	2021	2020
(In thousands)
Cash flows from operating activities:
Net income	$205,410	$109,747
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	80,211	73,366
Stock-based compensation expense	20,295	13,646
Other non-cash items	5,418	1,818
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(140,768)	(103,209)
Inventories, net	(253,031)	24,423
Prepaid expenses and other assets	(28,274)	(29,489)
Accounts payable, trade	97,071	68,379
Accrued expenses and other liabilities	25,961	53,806
Net cash flows provided by operating activities	12,293	212,487
Cash flows from investing activities:
Capital expenditures	(73,872)	(28,663)
Acquisitions of businesses, net of cash acquired	(154,544)	(94,909)
Other investing activities	11,544	3,972
Net cash flows used in investing activities	(216,872)	(119,600)
Cash flows from financing activities:
Vesting of stock-based awards, net of shares tendered for payment of taxes	(8,258)	(4,807)
Proceeds from revolving credit facility	832,493	285,827
Repayments under revolving credit facility	(912,547)	(273,130)
Repayments under term loan and other borrowings	(13,375)	(15,385)
Proceeds from issuance of convertible notes	460,000	—
Purchases of convertible note hedge contracts	(100,142)	—
Proceeds from issuance of warrants concurrent with note hedge contracts	48,484	—
Payment of debt issuance costs	(11,955)	—
Payment of dividends	(64,425)	(51,535)
Payment of contingent consideration and holdbacks related to acquisitions	(8,061)	(9)
Other financing activities	1,972	(167)
Net cash flows provided by (used in) financing activities	224,186	(59,206)
Effect of exchange rate changes on cash and cash equivalents	1,187	(853)
Net increase in cash and cash equivalents	20,794	32,828
Cash and cash equivalents at beginning of period	51,821	35,359
Cash and cash equivalents cash at end of period	$72,615	$68,187

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,			Last Twelve
	2021		2020	2021		2020	Months
Industry Data(1) (in thousands of units):
Industry Wholesale Production:
Travel trailer and fifth-wheel RVs	136.0		110.1	401.0		264.8	516.1
Motorhome RVs	13.3		11.3	42.4		28.3	54.8
Industry Retail Sales:
Travel trailer and fifth-wheel RVs	126.3	(2)	159.1	420.9	(2)	366.7	510.3	(2)
Impact on dealer inventories	9.7	(2)	(49.0)	(19.9)	(2)	(101.9)	5.8	(2)
Motorhome RVs	13.1	(2)	18.2	42.7	(2)	41.2	54.6	(2)

				Twelve Months Ended
				September 30,
				2021		2020
Lippert Content Per Industry Unit Produced: (3)
Travel trailer and fifth-wheel RV				$3,786		$3,428
Motorhome RV				$2,732		$2,399

				September 30,			December 31,
				2021		2020	2020
Balance Sheet Data (debt availability in millions):
Remaining availability under the debt facilities (4)				$417.2		$460.9	$352.2
Days sales in accounts receivable, based on last twelve months				30.9		30.8	31.6
Inventory turns, based on last twelve months				5.7		5.7	5.7

				2021
Estimated Full Year Data:
Capital expenditures				$130 - $150 million
Depreciation and amortization				$110 - $120 million
Stock-based compensation expense				$25 - $30 million
Annual tax rate				24% - 26%

(1) Industry wholesale production data for travel trailer and fifth-wheel RVs and motorhome RVs provided by the Recreation Vehicle Industry Association. Industry retail sales data provided by Statistical Surveys, Inc.
(2) September 2021 retail sales data for RVs has not been published yet, therefore 2021 retail data for RVs includes an estimate for September 2021 retail units. Retail sales data will likely be revised upwards in future months as various states report.
(3) The content figures presented were adjusted to remove Furrion sales from prior periods, as the Furrion distribution and supply agreement was terminated effective December 31, 2019.
(4) Remaining availability under the debt facilities is subject to covenant restrictions and, in the case of $150 million of such availability, the lender's discretion.

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
RECONCILIATION OF NON-GAAP MEASURES
(unaudited)

The following table reconciles net income to adjusted net income and diluted net income per common share to adjusted diluted net income per common share.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
(In thousands, except per share amounts)
Net income	$63,401	$68,347	$205,410	$109,747
Non-cash charge for inventory fair value step-up	179	388	790	7,286
Income tax impact of inventory fair value step-up	(44)	(94)	(194)	(1,772)
Adjusted net income	$63,536	$68,641	$206,006	$115,261

Diluted net income per common share	$2.49	$2.70	$8.10	$4.35
Non-cash charge for inventory fair value step-up	0.01	0.02	0.03	0.29
Income tax impact of inventory fair value step-up	(0.00)	(0.00)	(0.01)	(0.07)
Adjusted diluted net income per common share	$2.50	$2.72	$8.12	$4.57

The following table reconciles net income to EBITDA and Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
(In thousands)
Net income	$63,401	$68,347	$205,410	$109,747
Interest expense, net	4,667	1,948	10,844	10,843
Provision for income taxes	20,956	24,138	68,183	38,891
Depreciation expense	16,451	14,771	47,047	44,902
Amortization expense	12,490	9,796	33,164	28,464
EBITDA	117,965	119,000	364,648	232,847
Non-cash charge for inventory fair value step-up	179	388	790	7,286
Adjusted EBITDA	$118,144	$119,388	$365,438	$240,133
In addition to reporting financial results in accordance with U.S. GAAP, the Company has provided the non-GAAP performance measures of adjusted net income, adjusted diluted net income per common share, and adjusted EBITDA to illustrate and improve comparability of its results from period to period. Adjusted net income is defined as net income adjusted for items that impact the comparability of the Company's results from period to period, which consisted of the inventory fair value step-up from the acquisitions of Ranch Hand and CURT and related tax impacts during the three and nine month periods ended September 30, 2021 and 2020, respectively. Adjusted diluted net income per common share is defined as net income per common share adjusted for items that impact the comparability of the Company's results from period to period, which consisted of the inventory fair value step-up from the acquisitions of Ranch Hand and CURT and related tax impacts during the three and nine month periods ended September 30, 2021 and 2020, respectively. Adjusted EBITDA is defined as net income before interest expense, net, provision for income taxes, depreciation and amortization expense, and other adjustments made in order to present comparable results from period to period, which consisted of the inventory fair value step-up from the acquisitions of Ranch Hand and CURT during the three and nine month periods ended September 30, 2021 and 2020, respectively. The Company considers these non-GAAP measures in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures, and they may not be comparable to similarly titled measures used by other companies.